Exhibit 10.1
ESG AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT
THIS ESG AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated as of June 30, 2022, is made by and between THE NORTH AMERICAN COAL CORPORATION, a Delaware corporation (the “Borrower”), and PNC CAPITAL MARKETS LLC, in its capacity as the sustainability coordinator (hereinafter referred to in such capacity as the “Sustainability Coordinator”).
WHEREAS, reference is made to that certain Amended and Restated Credit Agreement, dated as of November 12, 2021 (as amended, restated, amended and restated supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”), among the Borrower, the GUARANTORS from time to time party thereto, the LENDERS from time to time party thereto and PNC BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (hereinafter referred to in such capacity as the “Administrative Agent”);
WHEREAS, pursuant to Section 2.13 of the Credit Agreement, the Borrower and the Sustainability Coordinator are required to establish KPIs with respect to certain ESG targets of the Borrower and its Subsidiaries on or prior to June 30, 2022;
WHEREAS, the Borrower, in consultation with the Sustainability Coordinator, has established such KPIs and is entering into this Amendment with the Sustainability Coordinator, solely for the purpose of incorporating the ESG Pricing Provisions;
WHEREAS, this Amendment is an ESG Amendment under, and pursuant to, Section 2.13.1 of the Credit Agreement; and
WHEREAS, each capitalized term used herein, unless otherwise defined herein, shall have the meanings as set forth in the Credit Agreement.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and for other valuable consideration, the Borrower and the Sustainability Coordinator hereby agree as follows:
1.Amendments to Credit Agreement. Subject to the satisfaction of the conditions set forth in Section 2 below, the Credit Agreement is hereby amended as follows:
a.Schedule 1.1(A) of the Credit Agreement is hereby deleted and replaced in its entirety with Schedule 1.1(A) attached hereto as Schedule I.
b.Exhibit 8.3.3 is hereby deleted and replaced in its entirety with Exhibit 8.3.3 attached hereto.
c. Section 1.1 of the Credit Agreement is hereby amended to add the following defined terms in alphabetical order:
ESG Amendment Effective Date shall mean June 30, 2022.
MSHA Injury-Incident Rate Measurement Period shall mean the period beginning on the ESG Amendment Effective Date and each fiscal quarter thereafter in which the Borrower furnishes to the Sustainability Coordinator for review and recommendation to the Administrative Agent a

Compliance Certificate concurrently with the financial statements required by Section 8.3.1 [Quarterly Financial Statements] and Section 8.3.2 [Annual Financial Statements], as applicable, demonstrating the Borrower’s compliance with the MSHA Injury-Incident Rate Target.
MSHA Injury-Incident Rate Target shall mean for any fiscal quarter, the MSHA Injury-Incident Rate of each Subsidiary of Borrower that are active surface coal mining operators as designated by MSHA, taken as a whole, for such prior twelve (12) month period is less than the MSHA Industry Injury-Incident Rate. Borrower shall calculate compliance with the MSHA Injury-Incident Rate Target within five (5) Business Days after the end of each fiscal quarter based on the most recent available data published by MSHA for both industry and the Borrower’s applicable Subsidiaries that are active surface coal mining operators per MSHA (“MSHA Injury-Incident Rate Calculation Date)”.
MSHA shall mean the U.S. Department of Labor's Mine Safety and Health Administration.
MSHA Injury-Incident Rate shall mean for the Borrower’s Subsidiaries that are active surface coal mining operators per MSHA, taken as a whole, and for any period, the ratio of (i) (a) the number of employee MSHA recordable injuries for such period multiplied by (b) 200,000, and (ii) the number of the Borrower’s Subsidiaries’ employee-hours worked for such period. The terms “injuries” and “employee hours” and any categorization shall be construed, interpreted and calculated based on MSHA guidelines.
MSHA Industry Injury-Incident Rate shall mean the average MSHA Injury-Incident Rate published by MSHA in the 12-month MSHA Mine Injury and Worktime report (preliminary or final) for All Coal, Surface Mines, Strip Mines for industry operators.
2.Conditions Precedent to Effectiveness of Amendment. This Amendment shall become effective when the Sustainability Coordinator shall have received this Amendment, duly executed by a duly authorized officer of each of the Borrower and the Sustainability Coordinator.
3.Effect and Construction of Amendment. Except as expressly provided herein, the Credit Agreement and the other Loan Documents are hereby ratified and confirmed and shall be and remain in full force and effect in accordance with their respective terms, and this Amendment shall not be construed to: (a) impair the validity, perfection or priority of any lien or security interest securing the Obligations; or (b) waive or impair any rights, powers or remedies of Administrative Agent or any Lender under the Credit Agreement or the other Loan Documents. In the event of any inconsistency between the terms of this Amendment and the Credit Agreement or the other Loan Documents, this Amendment shall govern. This Amendment shall be construed without regard to any presumption or rule requiring that it be construed against the party causing this Amendment or any part hereof to be drafted. For the avoidance of doubt, the amendments contemplated by this Amendment, as set forth in Section 1 above, constitute the implementation of the ESG Pricing Provisions and this Amendment constitutes an ESG Amendment pursuant to Section 2.13 of the Credit Agreement.
4.Miscellaneous.

a.Benefit of Amendment. This Amendment shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and to the Credit Agreement, in each case, including their respective successors and permitted assigns. No other Person shall be entitled to claim any right or benefit hereunder, including, without limitation, the status of a third-party beneficiary of this Amendment.
b.Integration. This Amendment, together with the Credit Agreement and the other Loan Documents, constitutes the entire agreement and understanding among the parties relating to the subject matter hereof, and supersedes all prior proposals, negotiations, agreements and understandings relating to such subject matter. In entering into this Amendment, the Borrower acknowledges that it is relying on no statement, representation, warranty, covenant or agreement of any kind made by the Sustainability Coordinator, the Administrative Agent or any Lender or any employee or agent of the Sustainability Coordinator, the Administrative Agent or any Lender, except for the agreements of the Sustainability Coordinator, for itself and on behalf of the Administrative Agent and the Lenders, set forth herein.
c.Severability. The provisions of this Amendment are intended to be severable. If any provision of this Amendment shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or enforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions of this Amendment in any jurisdiction.
d.Governing Law. This Amendment shall be governed by and construed in accordance with the Laws of the State of New York without regard to its conflict of laws principles.
e.Counterparts; Electronic Execution. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or e mail shall be effective as delivery of a manually executed counterpart of this Amendment. The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption Amendment shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.
f.Notices. Any notices with respect to this Amendment shall be given in the manner provided for in Section 11.5 of the Credit Agreement.
g.Survival. Section 11.7 of the Credit Agreement is incorporated herein mutatis mutandis.
h.Document References. As used in the Credit Agreement and each of the other Loan Documents, the terms “this Agreement”, “herein”, “hereinafter”, “hereto”, “hereof”, and words of similar import shall, unless the context otherwise requires, mean the Credit Agreement as amended and modified by this Amendment. The term “Loan Documents” as defined in the Credit Agreement shall include this Amendment and any other instruments, certificates or documents delivered in connection herewith.

5.JURY TRIAL WAIVER. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
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[SIGNATURE PAGES FOLLOW]

Each of the parties has signed this Amendment as of the day and year first above written.

BORROWER:
THE NORTH AMERICAN COAL CORPORATION, a Delaware corporation By: /s/ Eric A. Dale Name: Eric A. Dale Title: Treasurer and Senior Director, Financial Planning & Analysis

[ESG AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

SUSTAINABILITY COORDINATOR:
PNC CAPITAL MARKETS LLC, in its capacity as the sustainability coordinator By: /s/ Kristi Z. Eberhardt Name: Kristi Z. Eberhardt Title: Managing Director
[ESG AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

Exhibit I
SCHEDULE 1.1(A)
PRICING GRID--
VARIABLE PRICING AND FEES BASED ON NET DEBT/EBITDA
(PRICING EXPRESSED IN BASIS POINTS)

Level	Ratio	Letter of Credit Fee	Revolving Credit Base Rate Spread	Revolving Credit LIBOR Rate Spread	Commitment Fee
I	Less than 1.00 to 1.00	225	125	225	35
II	Greater than or equal to 1.00 to 1.00 but less than 2.00 to 1.00	250	150	250	40
III	Greater than or equal to 2.00 to 1.00	275	175	275	45

Provided, that during any MSHA Injury-Incident Rate Measurement Period the pricing grid shall be as follows for each following fiscal quarter:

Level	Ratio	Letter of Credit Fee	Revolving Credit Base Rate Spread	Revolving Credit LIBOR Rate Spread	Commitment Fee
I	Less than 1.00 to 1.00	222.5	122.5	222.5	34
II	Greater than or equal to 1.00 to 1.00 but less than 2.00 to 1.00	247.5	147.5	247.5	39
III	Greater than or equal to 2.00 to 1.00	272.5	172.5	272.5	44

For purposes of determining the Applicable Margin and the Applicable Letter of Credit Fee Rate:

(a)    Until delivery of the Compliance Certificate due to be delivered under Section 8.3.3 [Certificate of Borrower] for the fiscal quarter ending September 30, 2021, the Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Rate Fee Rate shall be that associated with Level I of the pricing grid.
(b)    The Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate shall be recomputed as of the end of each fiscal quarter ending after the Closing Date based on the Net Debt/EBITDA Ratio as of such quarter end. Any increase or decrease in the Applicable Margin, the Applicable Commitment Fee Rate or the Applicable Letter of Credit Fee Rate computed as of a quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 8.3.3 [Certificate of Borrower]. If a Compliance Certificate is not delivered when due in accordance with such Section 8.3.3, then the rates in Level III shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.
(c)    If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Net Debt/EBITDA Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Net Debt/EBITDA Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Lender, as the case may be, under Section 2.8 [Letter of Credit Subfacility] or Section 4.3 [Interest After Potential Default] or Section 9 [Potential Default]. The Borrower's obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.